                          [NEOMEDIA TECHNOLOGIES LOGO]


                           NEOMEDIA TECHNOLOGIES, INC.

                              --------------------

            NOTICE OF ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS

                              --------------------

To the Stockholders:

         The Special Meeting of Stockholders of NeoMedia Technologies, Inc., a Delaware corporation (the "Company"), held on November 26, 2001, has been adjourned to December 11, 2001, in order to give stockholders of the Company additional time to complete and return proxies or make arrangements to attend the meeting. The meeting on December 11, 2001, will be held at the offices of the Company, 2201 Second Street, Suite 600, Fort Myers, Florida 33901-3083, at 11:00 A.M., Eastern Time, for the purposes set forth in the original notice regarding the November 26, 2001 meeting, specifically:

            (1) To approve an amendment to the certificate of incorporation of the Company to increase the authorized capitalization of the Company from 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of undesignated preferred stock, par value $.01 per share (the "Preferred Stock"), to 100,000,000 shares of Common Stock and 25,000,000 shares of undesignated Preferred Stock;

            (2) To approve the issuance and sale in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, of an aggregate of 19,000,000 shares of Common Stock to a number of individuals who qualify as "accredited investors," as defined in Regulation D under such Act, in exchange for limited recourse promissory notes in the amount of $0.08 per share (accruing interest at a pre-default rate of 6% per annum, maturing three months from date of issuance, with a proportionate mandatory prepayment requirement upon a sale of the shares purchased thereby, and with cancellation of the shares purchased thereby as the Company's sole remedy), and to approve the issuance and sale on such basis of up to 10,000,000 shares of Common Stock on such terms to "accredited investors" within six months after the date of the Special Meeting of Stockholders; and

            (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         As with the adjourned meeting of November 26, 2001, only stockholders of record at the close of business on October 23, 2001, will be entitled to notice of, and to vote at, the meeting of December 11, 2001 or any adjournments thereof.

         The Company requests that if you cannot personally attend the meeting of December 11, 2001 and have not already done so, you promptly fill in, sign, and return the proxy previously delivered to you by the Company in respect of the November 26, 2001 meeting.

                                 By order of the Board of Directors,

                                 William E. Fritz
                                 Secretary


Dated: November 27, 2001